Exhibit 99.1

News Release

Contact:	Chris Ripley, Chief Financial Officer
Lucy Rutishauser, SVP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS

•                                          REPORTS $0.25 DILUTED EARNINGS PER SHARE

•                                          DECLARES $0.165 QUARTERLY DIVIDEND PER SHARE

BALTIMORE (May 6, 2015) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months ended March 31, 2015.

“Our first quarter results slightly exceeded the high end of our revenue guidance due to both favorable core advertising and retransmission revenues,” commented David Smith, President and CEO of Sinclair. “In addition, we had favorable variances in a number of our expense categories.  Recently, we announced several initiatives expected to add longer-term value and growth opportunities, including the launch of our Digital Ventures group, which will develop and enhance our digital capabilities, as well as a partnership with Visible World for a programmatic/audience network platform that will allow us to compete for network and cable national advertising dollars.”

Three Months Ended March 31, 2015 Financial Results:

•                  Total revenues increased 22.3% to $504.8 million, versus $412.6 million in the prior year period.

•                  Operating income was $84.5 million, an increase of 4.4%, versus operating income of $81.0 million in the prior year period.

•                  Net income attributable to the Company was $24.3 million, versus net income of $27.2 million in the prior year period.

•                  Diluted earnings per common share were $0.25 as compared to $0.27 in the prior year period.

Three Months Ended March 31, 2015 Operating Highlights:

•                  Net broadcast revenues increased 24.1% to $464.2 million versus $373.9 million in the first quarter of 2014.  The Super Bowl, which aired on our 19 NBC stations, generated $1.7 million in revenues versus $8.2 million in the first quarter of 2014 when it aired on our 31 FOX stations.

•                  Political revenues were $2.2 million versus $6.1 million in the first quarter of 2014.

•                  Revenues from our digital offerings increased 77.8% in the first quarter.  Our web and mobile platforms had over 41 million unique visitors and almost eight million social media fans and followers, on average during the first quarter.

Recent Corporate Developments:

Content Investments:

•                  The Company reached a multi-year agreement with The Atlantic 10 Conference (“A-10”) to annually televise at least 52 A-10 events across seven sports on the American Sports Network (“ASN”).  In its first year of operation, ASN will have produced over 275 college events in nine sports.

Digital Investments:

•                  In March 2015, the Company announced that it launched Sinclair Digital Ventures (“SDV”), a division of the Company that will invest in emerging digital technologies and digital content companies.  SDV will focus on companies with products or services that support and expand the Company’s digital capabilities and non-linear footprint.

News Expansions:

•                  In the first quarter, the Company expanded news in three markets, including Baltimore, St. Louis and Charleston, SC.

Advertising Technology:

•                  In April 2015, the Company announced a partnership with Visible World, a leader in targeted TV advertising technology, in the creation of the Audience Network for Local Broadcast TV.  In addition to enabling the Company to aggregate impressions across its 161 stations, the system will make it possible, for the first time, for agencies and advertisers to automatically target specific local broadcast audiences by using Visible World’s High Yield technology to optimize around multiple audience and related data sources.

Retransmission Negotiations:

•                  In April 2015, the Company reached a multi-year retransmission consent agreement with COX Communications.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $57.8 million in cash and cash equivalents, was $3,853.2 million at March 31, 2015 versus net debt of $3,911.0 million at December 31, 2014.

•                  In April 2015, the Company raised $350.0 million in incremental term B loans and amended certain terms under its existing bank credit facility.  The loans mature July 2021 and were issued at a discount of $99.875 of par value.  The proceeds from the term B loans were used to repay the existing revolver outstanding and for general corporate purposes.

•                  As of March 31, 2015, 69.5 million class A common shares and 25.9 million class B common shares were outstanding, for a total of 95.4 million common shares outstanding.

•                  In the first quarter, the Company repurchased $7.8 million or 0.3 million shares of its common stock.  At March 31, 2015, there was $126.6 million of remaining buyback authorization.

•                  In March 2015, the Company paid a $0.165 per share quarterly cash dividend to its shareholders.

•                  Capital expenditures in the first quarter of 2015 were $23.6 million.

•                  Program contract payments were $27.6 million in the first quarter of 2015.

Notes:

Presentation of financial information for the prior year has been reclassified to conform to the presentation of generally accepted accounting principles for the current year.

Outlook:

The following acquisitions closed during 2014 and, therefore, the results of these acquired stations were not included in the corresponding 2014 periods, pre-acquisition: the Allbritton stations (August 1, 2014), the Macon station (September 1, 2014), the New Age stations (November 1, 2014), KSNV in Las Vegas (November 1,

2014), and the Media General station swaps (December 19, 2014).  The results of the divested stations associated with these acquisitions are not included in the corresponding 2015 periods.

“The second quarter of 2015 is pacing slower than the first quarter; however, auto advertising is coming off a strong first quarter in terms of new auto units sold,” commented David Amy, Executive Vice President and Chief Operating Officer.  “We are also excited about FOX’s potential given the success of the hit show ‘Empire’ and its impact on our FOX affiliates when it returns in the Fall .  Despite the current choppiness in the ad market, with all but two markets reported, station audits reflect that our stations slightly grew revenue share in the first quarter.”

The Company currently expects to achieve the following results for the three months ending June 30, 2015 and year ending December 31, 2015:

Second Quarter 2015

•                  Net broadcast revenues, before barter, are expected to be approximately $491.6 million to $496.1 million, up 21.6% to 22.7% year-over-year.  Embedded in these anticipated results are:

•                  $4.5 million in political revenues as compared to $11.6 million in the second quarter of 2014.

•                  Barter and trade revenue are expected to be approximately $28.0 million in second quarter 2015.

•                  Barter expense is expected to be approximately $24.0 million.  $4.0 million of trade expense is included in television expenses (defined below).

•                  Station production expenses and station selling, general and administrative expenses (together, “television expenses”), excluding barter expense but including trade expense, are expected to be approximately $288.7 million, including $1.5 million in stock-based compensation expense.

•                  Program contract amortization expenses are expected to be approximately $29.4 million.

•                  Program contract payments are expected to be approximately $28.3 million.

•                  Corporate overhead is expected to be approximately $13.7 million, including $1.5 million of stock-based compensation expense.

•                  Research and development costs related to ONE Media (previously reported in corporate overhead) are expected to be $5.5 million.

•                  Other operating division revenues less other operating division expenses are expected to be $5.1 million of income, assuming current equity interests.

•                  Depreciation on property and equipment is expected to be approximately $25.7 million, assuming the capital expenditure assumption below.

•                  Amortization of acquired intangibles is expected to be approximately $39.5 million.

•                  Net interest expense is expected to be approximately $47.8 million ($45.5 million on a cash basis), assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section.

•                  Cash taxes paid are expected to be approximately $38.6 million, based on the assumptions discussed in this “Outlook” section.  The Company’s effective tax rate is expected to be approximately 34.9%.

•                  Capital expenditures are expected to be approximately $29.4 million.

Full Year 2015

•                  Barter and trade revenue is expected to be approximately $106.6 million.

•                  Barter expense is expected to be approximately $91.1 million.  $15.5 million of trade expense is included in television expenses.

•                  Station production expenses and station selling, general and administrative expenses (together, “television expenses”), excluding barter expense but including trade expense, are expected to be approximately $1,152.7 million, including $6.1 million of stock-based compensation expense.  Included in this amount are the additional costs related to ASN, the launch of the digital content management system, news expansions and the closed captioning requirement.

•                  Program contract amortization expense is expected to be approximately $116.7 million.

•                  Program contract payments are expected to be approximately $108.3 million.

•                  Corporate overhead is expected to be approximately $57.6 million, including $9.1 million of stock-based compensation expense.

•                  Research and development costs related to ONE Media are expected to be $15.3 million.

•                  Other operating division revenues less other operating division expenses are expected to be $20.0 million to $23.0 million of income, assuming current equity interests.

•                  Depreciation on property and equipment is expected to be approximately $100.3 million, assuming the capital expenditure assumption below.

•                  Amortization of acquired intangibles is expected to be approximately $159.1 million.

•                  Net interest expense is expected to be approximately $191.5 million (approximately $182.2 million on a cash basis), assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section.

•                  The Company’s effective tax rate is expected to be approximately 35.7%.

•                  Capital expenditures are expected to be $90.0 million, which assumes investments in HD news, building consolidation projects, and ASN capital requirements.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its first quarter 2015 results on Wednesday, May 6, 2015, at 9:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Earnings Webcast.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-8033.

About Sinclair:

Sinclair Broadcast Group, Inc. is the largest and one of the most diversified television broadcasting companies with affiliations with all the major networks.  Sinclair’s television group reaches U.S. television households in 79 markets, and includes 375 channels.  The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” “estimates,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast, our ability to integrate acquired businesses and maximize operating synergies, our ability to obtain necessary governmental approvals and financing for announced acquisitions, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market’s acceptance of new programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Sinclair Broadcast Group, Inc. and Subsidiaries

Preliminary Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
REVENUES:
Station broadcast revenues, net of agency commissions	$464,163	$373,881
Revenues realized from station barter arrangements	20,959	24,025
Other operating divisions revenues	19,653	14,742
Total revenues	504,775	412,648
OPERATING EXPENSES:
Station production expenses	171,015	127,039
Station selling, general and administrative expenses	101,887	81,925
Expenses recognized from station barter arrangements	17,412	21,477
Amortization of program contract costs and net realizable value adjustments	30,391	23,941
Other operating divisions expenses	15,823	12,325
Depreciation of property and equipment	25,189	24,378
Corporate general and administrative expenses	16,016	15,835
Amortization of definite-lived intangible assets	39,980	24,728
Research and development expenses	2,515	—
Total operating expenses	420,228	331,648
Operating income	84,547	81,000
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(46,648)	(39,538)
Income from equity and cost method investments	3,146	98
Other income, net	218	917
Total other expense, net	(43,284)	(38,523)
Income before income taxes	41,263	42,477
INCOME TAX PROVISION	(16,427)	(14,820)
NET INCOME	24,836	27,657
Net income attributable to the noncontrolling interests	(554)	(499)
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$24,282	$27,158
Dividends declared per share	$0.165	$0.15

BASIC AND DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings per share	$0.26	$0.27
Diluted earnings per share	$0.25	$0.27
Weighted average common shares outstanding	95,131	98,824
Weighted average common and common equivalent shares outstanding	95,771	99,502

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